                                                                   EXHIBIT 10.25

                               SHOPKO STORES, INC.
                                      2005
                           EXECUTIVES AND OPTOMETRISTS
                           DEFERRED COMPENSATION PLAN

                           EFFECTIVE NOVEMBER 18, 2004

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                                TABLE OF CONTENTS

Section   1.      Establishment and Purpose.............................................       1
          1.1     Establishment.........................................................       1
          1.2     Purpose...............................................................       1
Section   2.      Definitions...........................................................       1
          2.1     Definitions...........................................................       1
          2.2     Gender and Number.....................................................       5
Section   3.      Eligibility for Participation.........................................       6
Section   4.      Election to Defer.....................................................       6
          4.1     Deferrals.............................................................       6
          4.2     Procedures............................................................       6
          4.3     Maximum and Minimum Deferrals.........................................       7
          4.4     Election to Defer Irrevocable.........................................       7
          4.5     Retirement Benefit Plan Equivalents...................................       7
          4.6     Early Distribution Deferrals..........................................       7
Section   5.      Accounts..............................................................       8
          5.1     Establishment and Crediting of Account................................       8
          5.2     Compensation Deferrals................................................       8
          5.3     Investment Elections..................................................       8
          5.4     Crediting Rate........................................................       8
          5.5     Contractual Obligation................................................       8
          5.6     Charges Against and Balance of Accounts...............................       9
          5.7     Statement of Accounts.................................................       9
Section   6.      Payment of Benefits...................................................       9
          6.1     Retirement Benefits...................................................       9
          6.2     Benefits for Participants Upon Other Terminations of Employment.......       9
          6.3     Benefits Following a Change of Control................................      10
          6.4     Survivorship Benefits.................................................      10
          6.4.1   Death Prior to Termination of Employment..............................      10
          6.4.2   Death After Commencement of Benefits..................................      10
          6.5     Small Account Exception...............................................      10
          6.6     Recipients of Payments; Designation of Beneficiary....................      11
          6.7     Financial Emergency...................................................      11
          6.8     Pre-Retirement Benefits...............................................      12
Section   7.      Forfeiture............................................................      12
Section   8.      Non-Transferability...................................................      12
Section   9.      Administration........................................................      13
          9.1     Administration........................................................      13
          9.2     Finality of Determination.............................................      13
          9.3     Claims Procedure......................................................      13
          9.3.1   Original Claim........................................................      13
          9.3.2   Claim Review Procedure................................................      14
          9.3.3   General Rules.........................................................      14
          9.4     Expenses..............................................................      16
          9.5     Tax Withholding.......................................................      16

Section   10.     Amendment and Termination.............................................      16
Section   11.     Applicable Law........................................................      16
Section   12.     No Vested Rights......................................................      17
Section   13.     Binding Agreement.....................................................      17
Section   14.     Notice................................................................      17
Section   15.     Errors in Benefit Statement or Distribution...........................      17
Section   16.     ERISA.................................................................      18

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                               SHOPKO STORES, INC.
                                      2005
                           EXECUTIVES AND OPTOMETRISTS
                           DEFERRED COMPENSATION PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1 ESTABLISHMENT

ShopKo Stores, Inc., a Wisconsin corporation (hereinafter called the "Company"), by action of its Board of Directors, hereby establishes this deferred compensation plan for certain of its executive employees and optometrists known as the SHOPKO STORES, INC. 2005 EXECUTIVES AND OPTOMETRISTS DEFERRED COMPENSATION PLAN (hereinafter called the "Plan"), effective November 18, 2004.

1.2 PURPOSE

The purpose of the plan is (i) to attract high quality executives, managers and optometrists by providing a means whereby amounts payable by the Company to these persons may be deferred to a future period, (ii) to motivate such persons to continue to make contributions to the growth and profits of the Company and
(iii) to provide such persons certain benefits as hereinafter described.

SECTION 2. DEFINITIONS

2.1 DEFINITIONS

Whenever used hereinafter, the following terms shall have the meaning set forth below:

      (a) "Account" means the account or accounts established for a Participant pursuant to Section 5 of the Plan.

      (b) "Administrator" means the person or persons appointed by the Retirement Committee of the Company to administer the Plan pursuant to Section 9 of the Plan.

      (c)   "Age" means the age of the person as of his last birth date.

      (d) "Annual Bonus" means payments made from time to time by the Company pursuant to the Company's (i) Executive Incentive Plan, (ii) Long-Term Incentive Plan (cash portion only), (iii) any plan which supersedes any of the above-enumerated plans, and (iv) any other bonus plans of the Company or any Subsidiary designated by the Retirement Committee as an "Annual Bonus" for purposes of this Plan.

      (e) "Base Salary" means the salary, commissions, and other similar amounts payable by the Company (including amounts deferred hereunder), but excluding expense reimbursement, moving expense payments, third-party sick pay, imputed income (from excess life insurance premiums, automobile use payments or any other source),

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            non-qualified stock options, disqualifying dispositions of stock acquired pursuant to the exercise of incentive stock options, stock appreciation rights, severance settlements and similar items of remuneration.

      (f) "Beneficiary" means the person designated by a Participant pursuant to Section 6.6 hereof.

      (g)   "Board" means the Board of Directors of the Company.

      (h)   "Change of Control" means any of the following events:

            (1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and
      (ii) of subsection (3) below, or (v) any acquisition of 20% or more but less than a majority of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by any individual, entity or group if at least a majority of the members of the Board of Directors of the Company were members of the Incumbent Board, as defined below, at the time of such acquisition; or

            (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

            (3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company for which approval of the shareholders of the Company is required (a "Business Combination"), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (ii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

      (i) "Chief Executive Officer" means the chief executive officer of the Company or the person who regularly performs the duties normally associated with such office on behalf of the Company.

      (j)   "Code" means the Internal Revenue Code of 1986, as amended.

      (k) "Company" means SHOPKO STORES, INC., a Wisconsin corporation, and any subsidiary thereof.

      (l)   "Compensation" means Base Salary and Annual Bonus.

      (m) "Crediting Rate" means the notional gains and losses credited on a Participant's Account balance based on such Participant's choice among investment alternatives made available by the Administrator pursuant to Section 5.4 of the Plan.

      (n) "Deferred Compensation Election Form" means a written agreement between a Participant and the Company whereby the Participant agrees to defer a portion of his Compensation and the Company agrees to make benefit payments all in accordance with the terms and conditions of the Plan. The Deferred Compensation Election Form may take the form of an electronic communication followed by appropriate written confirmation as determined by the Administrator.

      (o) "Director" means an individual who is a member of the Board and who is not an employee of the Company.

      (p) "Early Retirement Date" means the first day of the month following the month in which the Employee reaches age 55 and has completed ten
            (10) or more years of service with the Company.

      (q)   "Effective Date" means November 18, 2004.

      (r) "Employee" means an employee of the Company, or any Subsidiary, branch or subdivision thereof, with a salary grade at or above the salary grade level established by the Retirement Committee from time to time. Employee also means an optometrist who is an employee of the Company or any Subsidiary, branch or subdivision thereof.

      (s) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      (t) "Normal Retirement Date" means the first day of the month following the month in which the Employee reaches age 62, has completed ten
            (10) or more years of service with the Company or if, earlier, the first day of the month following the month in which the Employee reaches age 65.

      (u) "Participant" means those Employees who have elected to participate in the Plan by filing a Deferred Compensation Election Form hereunder.

      (v)   "Plan Year" means the calendar year.

      (w) "Qualified Plans" means any retirement plans sponsored by the Company in which Participants in this Plan also participate, which plans, and any trusts funding such plans, meet the qualification requirements of Sections 401(a) and 501 (a) of the Internal Revenue Code.

      (x) "Retirement" means Termination of Employment after reaching the Early Retirement Date or Normal Retirement Date.

      (y)   "Retirement Benefit" means the retirement benefit described in
            Section 6.1 hereof.

      (z) "Retirement Committee" means the SHOPKO STORES, INC. Retirement Committee appointed by the Board for the purpose of performing certain administrative functions with respect to the employee benefit plans of the Company, including the Plan.

      (aa) "Settlement Date" means the date by which a lump sum payment shall be made or the date by which installment payments shall commence pursuant to Section 6. The Settlement Date shall be the later of (i) the last day of January of the Plan Year following the year in which the event triggering distribution occurs or (ii) six months following Termination of Employment.

      (bb) "Statutory Limitations" shall mean any statutory or regulatory limitations on salary reduction (other than applicable dollar limit under Section 402(g)(1) of the Code) or matching contributions to a Qualified Plan, or on compensation taken into account in calculating employer or employee contributions to a Qualified Plan. The impact of such limits on the Participant for purposes of this Plan shall be determined by the Administrator based upon reasonable estimates and shall be final and binding as of the date any credit is credited to a Participant's Account pursuant to Section 4.5. No subsequent adjustments shall be made to increase such a credit under this Plan as a result of any adjustments ultimately required under any Qualified Plan due to actual employee contributions or other factors.

      (cc) "Subsidiary" means any corporation, limited liability company or other business entity, the majority of the voting interests of which is directly or indirectly owned by the Company.

      (dd) "Termination of Employment" means ceasing to be employed by the Company for any reason whatsoever, including, without limitation, terminations of employment which are voluntary or involuntary.

      (ee) "Valuation Date" means the date through which notional earnings and losses are credited and shall be the last day of the month preceding the month in which the distribution or other basis for valuation occurs.

2.2.  GENDER AND NUMBER

Except when otherwise indicated by the context, any masculine terminology, when used in the Plan, shall also include the feminine gender and the definition or use of any term herein in the singular shall also include the plural.

SECTION 3. ELIGIBILITY FOR PARTICIPATION

Employees and other persons designated by the Retirement Committee shall be eligible to participate in the Plan. Employees eligible to become Participants shall be entitled to defer Compensation hereunder as of the first day of the Plan Year if they are Employees or other persons designated by the Retirement Committee as of the Effective Date, or the first day of the Plan Year following their becoming an Employee or designated person; provided they timely submit a Deferred Compensation Election Form to the Administrator in accordance with
Section 4.1 of the Plan. Notwithstanding the foregoing, the Retirement Committee may establish a special enrollment period for certain Employees hired or achieving Employee status during a Plan Year. Such special enrollment period shall run for a maximum of thirty days following such person becoming an Employee or achieving Employee status. A participant shall cease to be a Participant upon Termination of Employment. The Retirement Committee, in its sole and absolute discretion shall make such rules concerning leaves of absences, re-employment and other matters concerning eligibility for Participation hereunder as it deems to be in the best interests of the Company.

SECTION 4. ELECTION TO DEFER

4.1 DEFERRALS

Any Employee or designated person eligible to become a Participant may elect to defer Compensation, otherwise payable in subsequent Plan Years, by submitting a Deferred Compensation Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the period during which the Compensation is earned. The Retirement Committee may establish a special enrollment period for certain Employees hired during a Plan Year or persons achieving Employee status during the Plan year to allow such Employees to defer Compensation payable during the Plan Year. The special enrollment period shall be the thirty days following the hiring of the Employee or the person achieving Employee status, and shall relate to pay attributable to periods beginning after the date of the deferral election.

4.2   PROCEDURES

A participant shall make the election provided for in Section 4.1 hereof by executing a Deferred Compensation Election Form in the form provided by the Administrator, subject to such terms and conditions as the Retirement Committee may impose, including, but not limited to, medical examinations, health screening, medical records reviews, etc. The Deferred Compensation Election Form shall set forth the Participant's election to defer any whole percentage of Compensation earned by the Participant during the Plan Year in accordance with
Section 4.3. A Participant shall only be entitled to defer Compensation in the amounts and for the periods determined, from time to time, in the sole and absolute discretion of the Retirement Committee. A Deferred Compensation Election Form shall be effective if, and only if, it is timely accepted by the Administrator on behalf of the Company. If accepted by the Administrator, the Compensation to be deferred, as specified in the Deferred Compensation Election Form, shall be deferred and the Participant's Compensation shall be correspondingly reduced.

4.3   MAXIMUM AND MINIMUM DEFERRALS

The following maximum and minimum deferrals of Compensation shall apply to the amount to be deferred by any Participant, provided, however, that the Retirement Committee may from time to time, in its sole and absolute discretion, adjust the maximum and minimum deferrals permitted hereunder:

            (i) Minimum Deferral - one percent (1%) of Base Salary or one percent (1%) of Annual Bonus, whichever is less;

            (ii)  Maximum Deferral- (a) forty percent (40%) of Base Salary, and
                  (b) one hundred percent (100%) of any bonus paid under any Bonus Plan.

4.4   ELECTION TO DEFER IRREVOCABLE

Except as provided in this Plan or by action of the Retirement Committee as provided herein, a Participant's election to defer any amounts of any nature whatsoever pursuant to the Plan shall be irrevocable when made and accepted by the Administrator and shall not be subject to amendment or modification in any manner whatsoever thereafter.

4.5   RETIREMENT BENEFIT PLAN EQUIVALENTS

The Company, in its sole discretion, may choose to credit a Participant's Account for any Plan Year in which the Participant makes a deferral under this Plan to make up amounts that would have been provided to the Participant under the Qualified Plans had the Participant made no elective deferral under this Plan and without regard for Statutory Limitations. Such credit will be credited to the Participant's Account on the first day of the Plan Year following the Plan Year for which the contribution was or would have been made under the Qualified Plans.

4.6   EARLY DISTRIBUTION DEFERRALS

At the time of submitting a Deferred Compensation Election Form, a Participant may make an irrevocable election to create a Scheduled Withdrawal Account as to the amounts deferred pursuant to that Form, including any earnings thereon, which will be paid out at an earlier time than Retirement as provided in Section 6 hereunder; provided, however, that the deferral period shall in no case be less than three (3) years from the first day of the Plan Year to which the Deferred Compensation Election Form applies; provided, further, that the payment of the Scheduled Withdrawal Account shall be in one lump sum, and, once paid, the Participant shall be entitled to no further benefits with respect to such Scheduled Withdrawal Account. A Participant may have multiple Scheduled Withdrawal Accounts.

SECTION 5. ACCOUNTS

5.1   ESTABLISHMENT AND CREDITING OF ACCOUNT

The Company shall establish a separate Account on its books with respect to each deferral election made by each Participant and shall credit to such Account(s) certain amounts in accordance with the provisions of the Plan. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 5.4 from the date deferral is credited to the Account through the Valuation Date.

5.2   COMPENSATION DEFERRALS

The Compensation that is deferred pursuant to a Participant's Deferred Compensation Election Form shall be credited to a Participant's Account as of the date the Participant would have otherwise received the Compensation. The Company shall be entitled to deduct from the Participant's Compensation which is subject to a Deferred Compensation Election Form any amount it is required to withhold or collect under any federal, state or local law for taxes or other charges, including, without limitation, Social Security (FICA) and Medicare taxes.

5.3   INVESTMENT  ELECTIONS

The Administrator shall establish a procedure by which a Participant may elect among investment alternatives or rates made available by the Administrator and by which the Participant may change investment elections at least quarterly. The Administrator may allow a Participant to make a different election for each Account, or may provide that the investment election applies to all of a Participant's Accounts. The Participant's choice among investments shall be solely for purposes of calculating the Crediting Rate. If the Participant fails to elect an investment election, the Crediting Rate shall be based on the investment alternative which is a money market fund or alternative most similar to a money market fund. At no time shall the Company be obligated to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

5.4   CREDITING RATE

The Crediting Rate on amounts in a Participant's Account(s) shall be based on the Participant's investment election(s) pursuant to Section 5.3. A Participant's Account(s) shall reflect the investments selected by the Participant. If an investment on which the Crediting Rate is based sustains a loss, the Participant's Account(s) shall be reduced to reflect such loss. During installment distributions, a Participant's Account(s) shall continue to be credited at the Crediting Rate.

5.5   CONTRACTUAL OBLIGATION

It is intended that the Company is under a contractual obligation to make payments in accordance with terms and conditions of the Plan. A Participant shall have no rights to such payments, other than as a general, unsecured creditor of the Company. Account balances shall not be financed through a trust fund or any other assets or properties in which a Participant has any interest whatsoever. Payments from such Accounts shall be made out of the general funds of the Company. All such Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan. Such Accounts shall not constitute or be treated as a trust fund or an interest in any specific assets or properties of the Company of any sort.

5.6   CHARGES AGAINST AND BALANCE OF ACCOUNTS

Each Participant's Account, as of each Valuation Date, shall consist of the balance of such Account as of the immediately preceding Valuation Date, plus deferrals credited to the Account since the immediately preceding Valuation Date, plus (or minus, if the investment return is negative) the amount to be credited to such Account by the Company based on the Crediting Rate pursuant to
Section 5.4 hereof (taking into account the timing of any contribution or distribution), less the amount of all distributions, if any, made from such Account since the immediately preceding Valuation Date.

5.7   STATEMENT OF ACCOUNTS

The Administrator, shall from time to time, at least quarterly, provide to each Participant a statement in such form as the Retirement Committee deems desirable setting forth the Participant's Accounts as of the end of the prior period.

SECTION 6. PAYMENT OF BENEFITS

6.1   RETIREMENT BENEFITS

In the event of the Participant's Retirement, the Participant shall be entitled to receive an amount equal to the total balance(s) of the Participant's Account(s) credited with notional earnings as provided in Section 5 through the Valuation Date. The Participant may elect, at the same time he makes a deferral election, to receive benefits from the Account credited with such deferrals, in a lump sum or in annual installments over 3, 5, 10 or 15 years. In other words, the Participant may have different benefit payout elections for each of his or her Accounts. If the Participant fails to make a timely election, the benefits shall be paid over fifteen (15) years. Payments shall begin on the Settlement Date following Retirement unless the Participant has made a timely election to have payments begin on any one of the first five (5) anniversaries of such date but in no event later than the Settlement Date following the date the Participant attains age seventy (70). An election to change the form of benefit payout for any Account may be made at any time prior to Retirement by submitting to the Administrator the form provided for such purpose but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Retirement, and shall only be effective if they comply with Section 409A of the Code and any regulations promulgated thereunder.

6.2   BENEFITS FOR PARTICIPANTS UPON OTHER TERMINATIONS OF EMPLOYMENT

In the event of the Participant's Termination of Employment, other than by reason of Retirement or death, the Participant shall be entitled to receive an amount equal to the total balance(s) of the

Participant's Account(s) credited with notional earnings as provided in Section 5 through the Valuation Date. The Participant may elect, at the same time he makes a deferral election, to receive benefits from the Account credited with such deferrals, in a lump sum or annual installments over 3, 5, 10, or 15 years. In other words, the Participant may have different benefit payout elections for each of his or her Accounts. If the Participant fails to make a timely election, the benefits shall be paid in a single lump sum. Payments shall begin on the Settlement Date following Termination of Employment unless the Participant has made a timely election to have the payments begin on the Settlement Date following the date when Participant would be eligible for Early Retirement or Normal Retirement. An election to change the form of benefit payout for any Account may be made at any time prior to Termination of Employment by submitting to the Administrator the form provided for such purpose but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Termination of Employment, and shall only be effective if they comply with
Section 409A of the Code and any regulations promulgated thereunder.

6.3   BENEFITS FOLLOWING A CHANGE OF CONTROL

A new Participant may make an irrevocable election with respect to all future deferral Accounts on the Participant's first Deferred Compensation Election Form, to receive the full amount in his Account(s), credited with notional earnings as provided in Section 5 through the Valuation Date, in the event of a Change of Control prior to Termination of Employment. Such benefit shall be payable in a lump sum no later than the last day of the month following the month in which such Change of Control occurs, unless the Participant has elected in the Deferred Compensation Election Form to have such benefit paid in five (5) annual installments beginning on such date. In no event will accelerated payments of Accounts be made by the Administrator under this Section 6.2 if doing so would violate Section 409A of the Code and any regulations promulgated thereunder.

6.4   SURVIVORSHIP BENEFITS

6.4.1 DEATH PRIOR TO TERMINATION OF EMPLOYMENT

If a Participant dies prior to receiving any benefits due hereunder, the Company shall pay to the Participant's Beneficiary a benefit equal to the Participant's Account(s) at death credited with notional earnings as provided in Section 5, payable in one lump sum as soon as possible after the Retirement Committee receives a certified copy of the Participant's death certificate. Payment of the benefit under this Section 6.4.1 shall relieve the company of any further obligation to pay benefits under the Plan.

6.4.2 DEATH AFTER COMMENCEMENT OF BENEFITS

If a participant dies after payments pursuant to this Section 6 have commenced hereunder, but prior to receiving all of the scheduled annual payments, the Company shall pay the remaining annual payments to the Participant's Beneficiary.

6.5   SMALL ACCOUNT EXCEPTION

Notwithstanding any other provision of the Plan or a Participant's Deferred Compensation Election Form, the Administrator, taking into account the expense and inconvenience of administering the Plan with respect to small Accounts as set forth herein, may, in its sole discretion, elect to distribute a Participant's benefits in a lump sum. This Section 6.5 shall only apply to small Accounts attributable to a Participant that have an aggregate balance of $25,000 or less at the time benefits payable pursuant to this Section 6 would otherwise commence. In addition, if the installments payable under this Section 6 would, in the aggregate, be less than $3,000 per year, the Administrator, in its sole discretion, may shorten the period over which the installment payments are made. In no event will accelerated payments of small Accounts be made by the Administrator if doing so would violate Section 409A of the Code or any regulations promulgated thereunder.

6.6   RECIPIENTS OF PAYMENTS; DESIGNATION OF BENEFICIARY

All payments to be made by the Company shall be made to the Participant, if living. Except as otherwise provided herein, in the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary of the Participant in accordance with a Participant's designation of Beneficiary. Unless otherwise specified in the Participant's Beneficiary designation, in the event a Beneficiary dies before receiving all payments due to such Beneficiary pursuant to this Plan, the then remaining payment shall be paid to the legal representatives of the Beneficiary's estate. The Participant shall designate a Beneficiary, or during his lifetime change such designation, by filing a written notice of such designation with the Administrator in such form and subject to such rules and regulations as the Administrator may prescribe. If the Participant's Compensation constitutes community property, then any Beneficiary designation made by the Participant other than a designation of such Participant's spouse shall not be effective if any such Beneficiary or beneficiaries are to receive more than fifty percent (50%) of the aggregate benefits payable hereunder, unless such spouse shall approve such designation in writing. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the legal representatives of the Participant's estate. In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Retirement Committee may determine to pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Retirement Committee may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Retirement Committee and the Company from all liability with respect to such benefit.

6.7   FINANCIAL EMERGENCY

In the event of a Participant's unforeseeable emergency, the Retirement Committee, in its sole and absolute discretion, may alter the timing or manner of payment of any benefits or deferred amounts to be paid pursuant to the Plan or release the Participant from the obligation of making deferrals. For purposes of this section, an unforeseeable emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any early payment of benefits or withdrawal of deferred amounts due to an unforeseeable emergency shall be limited to the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The foregoing standard for distributions shall be modified so that it is consistent with any regulations promulgated under Section 409A of the Code. The Retirement Committee's decision in passing upon severe financial hardship of the Participant and the manner in which, if at all, the payment or deferral of any amounts pursuant to the Plan shall be altered or modified shall be final, conclusive and not subject to appeal. The Participant shall have no right to make up any amount distributed or transferred as a result of a determination of financial emergency by the Retirement Committee pursuant to this Section 6.7.

6.8   PRE-RETIREMENT BENEFITS

In the event that Participant has made the election provided for in Section 4.6 to receive amounts prior to Retirement, such pre-retirement benefits shall be paid in accordance with such election. The calculation of the amount of such pre-retirement benefit shall be made in accordance with the terms and conditions of the Plan, including, without limitation, Section 5 hereof.

SECTION 7. FORFEITURE

In the event of a Participant's suicide during the first two (2) years after the filing of any Deferred Compensation Election Form the Retirement Committee, in its sole and absolute discretion, may terminate all or any part of a Participant's (or Beneficiary's) right to receive any benefits whatsoever hereunder, provided, however, that the Beneficiary of such a Participant shall be entitled to receive at least an amount equal to that portion of the Participant's Account which has in fact been deferred pursuant to the Plan, without increase, growth addition or any other amount, payable in such manner as the Retirement Committee, in its sole and absolute discretion shall determine.

In the event a Participant (i) makes any material misstatement of information in connection with any Deferred Compensation Election Form (ii) fails to disclose to the Company or its agents any material item of his personal or medical history (including, but not limited to, habits of drug, chemical or tobacco use), (iii) takes any other action (or fails to take any action), which action (or failure to act) results in a loss to the Company under the Plan, then the Retirement Committee, in its sole and absolute discretion, may terminate all or any part of a Participant's (or Beneficiary's) right to receive any benefits whatsoever hereunder.

SECTION 8. NON-TRANSFERABILITY

In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of payment hereunder, a Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under the Plan nor shall such rights be assigned or transferred by operation of law.

SECTION 9. ADMINISTRATION

9.1   ADMINISTRATION

This Plan shall be administered by the Retirement Committee and the Administrator. The Retirement Committee may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

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

9.2   FINALITY OF DETERMINATION

Except as otherwise provided herein, any interpretation or determination by the Retirement Committee as to any disputed questions arising under the Plan, including questions of fact (or questions of construction and interpretation), shall be final, binding and conclusive upon all persons, subject only to a determination otherwise by the Board.

9.3   CLAIMS PROCEDURE

If any Participant, Beneficiary or other properly interested party is in disagreement with any determination that has been made under the Plan, a claim may be presented, but only in accordance with the procedures set forth herein.

9.3.1 ORIGINAL CLAIM

Any Participant, Beneficiary or other properly interested party may, if he so desires, file with the Retirement Committee a written claim for benefits or a determination under the Plan. Within ninety (90) days after the filing of such a claim, the Retirement Committee shall notify the claimant in writing whether his claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Retirement Committee shall state in writing:

            (i)   the specific reason or reasons for the denial;

            (ii) the references to the pertinent provisions of this Plan on which the denial is based;

            (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

            (iv) an explanation of the claims review procedure set forth in this section, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following a denial on review.

9.3.2 CLAIM REVIEW PROCEDURE

Within sixty (60) days after receipt of notice that his claim has been denied in whole or in part, the claimant may file with the Retirement Committee a written request for a review and may, in conjunction therewith, submit written comments, documents, records and other information relating to the Claim. The claimant or his authorized representative, shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim. For purposes of this section, a document, record or other information shall be considered "relevant" to a claimant's claim if such document, record or other information (i) was relied upon by the Retirement Committee in making its decision on the claim, (ii) was submitted, considered or generated in the course of the Retirement Committee's making its decision on the claim, without regard to whether the Retirement Committee relied upon such document, record or other information in making its decision, or (iii) complies with administrative processes and safeguards which are designed to insure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated claimants. The Retirement Committee's review of the claimant's claim and of the Retirement Committee's denial of such claim shall take into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial decision on the claim. Within sixty (60) days after the filing of such a request for review, the Retirement Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review. In the case of a decision on appeal upholding the Retirement Committee's initial denial of the claimant's claim, such notice shall set forth, in a manner calculated to be understood by the claimant, the following information:

            (i)   the specific reason or reasons for the decisions on appeal;
                  (ii) references to the pertinent provisions of this Plan on which the decision on appeal is based;

            (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits; and

            (iv) a statement of the claimant's right to bring an action under ERISA Section 502(a).

9.3.3 GENERAL RULES

            (i) No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the foregoing claims procedure. The Retirement Committee may require that any claim for benefits and any request for a review of denied claim be filed on forms to be furnished by the Administrator upon request.

            (ii) All decisions on claims and on requests for a review of denied claims shall be made by the Retirement Committee. In accordance with Section 9.2 hereof, decisions of the Retirement Committee shall be final, binding and conclusive upon all persons.

            (iii) The Retirement Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

            (iv) Claimants may be represented by a lawyer or other representative (at their own expense), but the Retirement Committee reserves the right to require the claimant to furnish written authorization. A claimant's representative shall be entitled to copies of all notices given to the claimant.

            (v) The decision of the Retirement Committee on a claim and on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

            (vi) Prior to filing a claim or a request for a review of a denied claim, the claimant or his representative shall have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company and the Retirement Committee.

            (vii) The Administrator and the individuals serving on the
                  Retirement Committee shall, except as prohibited by law, be indemnified and held harmless by the employer from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any individual of this Committee with respect to this plan, unless such liability arises from the individual's own claim for his or her own benefit, the proven gross negligence, bad faith, or (if the individual had reasonable cause to believe his or her conduct was unlawful) the criminal conduct of such individual. This indemnification shall continue as to an individual who has ceased to be a member of the Retirement Committee for the employer and shall inure to the benefit of the heirs, executors and administrators of such an individual.

9.4   EXPENSES

The cost of payment from the Plan and the expense of administering the Plan shall be borne by the Company.

9.5   TAX WITHHOLDING

The Company shall have the right to deduct from all payments to be made under the Plan, any federal, state or local taxes or other charges required by law to be withheld with respect to such payments, as determined in the sole discretion of the Retirement Committee.

SECTION 10. AMENDMENT AND TERMINATION

The Board, or the Retirement Committee, in the circumstances provided below, may at any time amend, modify, terminate or suspend, this Plan and no Participant or any other person shall have any right, title, interest or claim against the Company, its directors, officers or employees for any amounts, except that (i) the Participant shall be fully vested in his Account hereunder as of the date on which the Plan is terminated or suspended, (ii) no amendment shall eliminate the crediting of an investment return on an Account prior to the complete distribution thereof or provide for a distribution method which accelerates the timing of distributions hereunder without the consent of a Participant and (iii) subsequent to a Change of Control, unless a majority of the holders of Account balances agree to the contrary, the Company or the Administrator may not alter
(a) the choice of investments in the Investment Election as in effect immediately before the Change of Control and (b) the payout options as in effect immediately before the Change of Control. Any such amendment, modification or termination of the Plan may occur either (i) without limitation, by resolution of the Board or (ii) in any respect that does not materially increase the cost of the Plan to the Company, by action of the Retirement Committee (with the written concurrence of the Chief Executive Officer). Notwithstanding the foregoing, if any provision of this Plan or the accompanying election forms does not comply with the requirements of Section 409A of the Code, or any regulations or other guidance promulgated thereunder, such that, absent correction, any Participant would be subject to a 20% penalty under

Section 409A(a)(1)(B)(i)(II) of the Code, the Retirement Committee may amend or modify this Plan or the election forms in a manner designed to avoid such penalty, without the consent of any affected Participant, even if such change is otherwise detrimental to any Participant in the Plan.

SECTION 11. APPLICABLE LAW

The Plan shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of laws provisions, unless federal law supersedes Wisconsin law in which event the applicable federal law shall apply. The invalidity of any portion of the Plan shall not invalidate the remainder hereof and said remainder shall continue in full force. The captions and other titles herein are designed for convenience only and are not to be resorted to for the purposes interpreting any provision of the Plan. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

SECTION 12. NO VESTED RIGHTS

The Plan and elections hereto shall not be deemed or construed to be a written contract of employment between any Participant (or any person eligible to be a Participant) and the Company, nor shall any provision of the Plan (i) restrict the right of the Company to discharge any Participant (or any person eligible to be a Participant) or (ii) in any way whatsoever grant to any Participant (or any person eligible to be a Participant) the right to receive any guaranteed base compensation, Annual Bonus, incentive bonus awards, commissions, fees or any other payments of any nature whatsoever.

SECTION 13. BINDING AGREEMENT

The provisions of the Plan shall be binding upon the Participant, his or her heirs, personal representatives and beneficiaries, and subject to the rights granted to amend or terminate the Plan, the provisions of the Plan shall also be binding upon the Company, its successors and assigns.

SECTION 14. NOTICE

Any notice or filing required or permitted to be given to the Company or a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of a Participant, to the last known address of such Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

SECTION 15. ERRORS IN BENEFIT STATEMENT OR DISTRIBUTION

In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant's Account(s) shall, immediately upon discovery of such error, be adjusted to reflect such under or overpayment and, if possible, the next distribution shall be increased or decreased to correct such prior error. If the remaining balance of a Participant's Account(s) is insufficient to cover an erroneous overpayment, the Company, may, at its discretion, offset any amount payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment.

SECTION 16. ERISA

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA and, therefore, exempt from Parts 2, 3 and 4 of Title I of ERISA.

Adopted by the Board of Directors: November 17, 2004